Exhibit 99.1

FOR IMMEDIATE RELEASE	April 28, 2004

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS NET EARNINGS FOR Q1 2004

Stamford, CT., April 28, 2004 – Merrill J. Forgotson, President and Chief Executive Officer of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the first quarter of 2004.

The Bancorp’s net income for the three-month period ended March 31, 2004 was $1,055,000, compared to net income of $413,000 for the comparable three-month period of 2003. This represented $0.82 earnings per diluted share compared to $0.33 earnings per diluted share for the same period of 2003.

As reported in an earlier press release, the first quarter 2004 earnings include net income of approximately $424,000 from the recent recovery of principal, interest, and late charges on loans to a single borrower that had been charged off in 2000. The recovery created a credit in the provision for loan losses for the quarter, which also included the recapture of provisions for classified loans that were paid off. In addition, non-taxable proceeds from a key man life insurance policy were received and recorded in the first quarter of 2004. The insurance proceeds, net of related increases in benefit accruals, resulted in net income of approximately $342,000. The estimated after-tax effect of these two items is approximately $0.62 on a basic per share basis and $0.59 per share on a diluted basis for the first quarter of 2004. Cornerstone Bancorp had 1,237,674 shares of common stock, net of treasury stock, outstanding as of December 31, 2003.

Mr. Forgotson stated that, “Cornerstone Bank remains vigilant in its focus on core income which continues to be affected by the low interest rate environment experienced during the last several years.” He further stated that, “Executive Management and the Board of Directors have continued to emphasize the blend of assets and liabilities as a source of enhanced profitability. As a result, the loan to deposit ratio increased from 60.3% at the end of 2003 to 67.5% on March 31, 2004. The net interest margin also increased from 3.90% for the fourth quarter of 2003 to 4.30% for the first quarter of 2004. The margin was affected by the recovery of interest on the previously charged off loan.”

Total assets decreased to $221,105,000 on March 31, 2004 compared to $225,867,000 on December 31, 2003 a decrease of 2.1%. Loans, including loans available for sale, increased to $127,383,000 on March 31, 2004 compared to $119,868,000 on December 31, 2003, an increase of 6.3%. Mr. Forgotson noted, “The increase in loans further evidences the Bank’s ability to compete in an ever more competitive market place. We attribute this to the Bank’s marketing efforts as well as the efficiencies in the loan approval process.” On the liability side of the balance sheet, total deposits decreased to $188,785,000 on March 31, 2004 from $198,718,000 on December 31, 2003, a decrease of 5.0%. Mr. Forgotson commented, “A change in the mix of deposits at the end of the first quarter has resulted in a lower cost of funds.” Book Value increased to $17.20 per common share on March 31, 2004 from $16.55 per common share on December 31, 2003, an increase of 3.9%.

On February 25, 2004, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on April 15, 2004 to stockholders of record as of the close of business on March 31, 2004.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Three Months Ended March 31,	2004	2003
Total Interest Income	$2,752,000	$2,851,000
Net Interest Income	2,105,000	2,089,000
Provision for Loan Losses	(511,000)	105,000
Income Before Taxes	1,435,000	661,000
Income Tax Expense	380,000	248,000
Net Income	1,055,000	413,000
Basic Earnings Per Share	0.87	0.34
Diluted Earnings Per Share	0.82	0.33

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.